                                                                       EXHIBIT 1


                              SETTLEMENT AGREEMENT


         This Settlement Agreement (the "Settlement Agreement") is entered into as of December 21, 2001, by and among Rawlings Sporting Goods Company, Inc., a Delaware corporation ("Rawlings"), Bull Run Corporation, a Georgia corporation ("Bull Run"), Host Communications, Inc., a Kentucky corporation ("HCI"), Robert
S. Prather, Jr., ("Prather"), and W. James Host ("Host").

                                   WITNESSETH:

         WHEREAS, Rawlings and Bull Run are parties to an Investment Purchase Agreement (the "Purchase Agreement"), a Common Stock Purchase Warrant (the "Warrant") and a Standstill Agreement (the "Standstill Agreement"), each dated as of November 21, 1997; and

         WHEREAS, Rawlings and HCI are parties to a Strategic Marketing Agreement, dated as of November 21, 1997 (the "Marketing Agreement");

         WHEREAS, Rawlings, Bull Run and Prather are parties to an Agreement, dated as of November 21, 1997 (the "Prather Agreement");

         WHEREAS, Rawlings, Bull Run and Host are parties to an Agreement, dated as of April 28, 2000 (the "Host Agreement")( the Purchase Agreement, Warrant, Standstill Agreement, Marketing Agreement, Prather Agreement and Host Agreement are collectively referred to herein as the "Agreements");

         WHEREAS, Bull Run beneficially and of record owns 806,500 shares of Rawlings stock as evidenced by stock certificates set forth on Exhibit A, attached hereto (the "Bull Run Securities"); and

         WHEREAS, the execution and delivery of this Settlement Agreement has been duly authorized by the Boards of Directors of Rawlings, Bull Run and HCI.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Mutual Releases.

                  1.1 Bull Run, Prather, Host and HCI do hereby release and forever discharge Rawlings and each of its subsidiaries, employees, officers, directors, shareholders, insurers and attorneys from any and all manner of actions and causes of action, suits, debts, judgments, claims and demands whatsoever, in law or in equity (collectively, "Claims"), (a) arising from or related to any acts, omissions or facts existing as of the date hereof with respect to the Agreements (including without limitation any breach of any such Agreements), whether known or unknown, and whether or not heretofore asserted, or any other claims and causes of action that have been or could have been asserted based upon the Agreements or that are related to the facts at issue in the Agreements, and (b) any Claims that any of them may have in their capacity as shareholders of Rawlings, including without limitation, actions for breach of duty, shareholder derivative actions or other similar Claims.

                  1.2 Rawlings does hereby release and forever discharge Bull Run, Prather, Host, Charles Jarvie and HCI and each of their respective subsidiaries, employees, officers, directors, shareholders, insurers and attorneys from any and all manner of Claims whatsoever, in law or in equity, (a) arising from or related to any acts, omissions or facts existing as of the date hereof with respect to the Agreements (including, without limitation, any breach of any such Agreements), whether known or unknown, and whether or not heretofore asserted, or any other claims and causes of action that have been or could have been asserted based upon the Agreements or that are related to the facts at issue in the Agreements, and (b) any Claims that Rawlings may have against any of them in their capacities as directors or shareholders of Rawlings, including without limitation, actions for breach of duty or other similar Claims.

                  1.3 The parties agree that no provision of this Settlement Agreement shall be construed to release any party from liability for breach of this Settlement Agreement or any of the terms herein or any breach of the Standstill Agreement by Bull Run occurring after the date hereof. The parties further agree that no provision of this Settlement Agreement shall operate as a release of Bull Run for its payment obligations under the Investment Agreement which obligations are modified pursuant to Section 5 of this Settlement Agreement.

         2. Continuation of Standstill Agreement; Directors. The parties agree and acknowledge that under the Standstill Agreement, Host Agreement and Prather Agreement, Bull Run, HCI, Prather and Host no longer have a right or obligation to appoint or nominate individuals to be directors of Rawlings. The parties agree and acknowledge that the Standstill Agreement shall remain in full force and effect after the execution of this Settlement Agreement in accordance with the terms of the Standstill Agreement.

         3. Warrant. The parties agree and acknowledge that the Warrant has expired and has not been exercised by Bull Run.

         4.       Review of SEC Filings.

                  4.1 Form 8-K. The parties agree that Bull Run will be given the opportunity to review and comment on the Form 8-K to be filed by Rawlings with the Securities and Exchange Commission relating to this Settlement Agreement prior to the filing thereof.

                  4.2 Schedule 13D. The parties agree that Rawlings will be given the opportunity to review and comment on the Amended Schedule 13D to be filed by Bull Run with the Securities and Exchange Commission relating to this Settlement Agreement prior to the filing thereof.

         5.       Bull Run Payment Terms.

                  5.1 The parties acknowledge and agree that, as of November 21, 2001, Bull Run was obligated to pay to Rawlings, pursuant to
Section 1.03 of the Investment Agreement, the sum of One Million Eight Hundred Nineteen Thousand Nineteen and 70/100 Dollars ($1,819,019.70), which includes interest accrued through November 21, 2001, and Bull Run agrees to pay such amount plus interest as provided hereunder to Rawlings as follows:

                           5.1.1 All interest due as of November 21, 2001 in the amount of Three Hundred Ninety-seven Thousand Nine Hundred Ten and 56/100 Dollars ($397,910.56) shall be payable on January 31, 2002; and

                           5.1.2 Principal and interest accruing from November 21, 2001 at the rate of six-tenths of one percent (0.6%) per month shall be payable in six equal payments of Two Hundred Ten Thousand and No/100 Dollars ($210,000.00) on the last day of each month commencing February 28, 2002 and ending July 31, 2002, and one final payment of Two Hundred Fifteen Thousand Thirty and 09/100 Dollars ($215,030.09) payable on August 30, 2002.

                  5.2 If any installment of the payment obligations stated in Section 5 becomes due and payable on a Saturday, Sunday or business holiday in the State of Missouri, payment shall be made on the next successive business day.

                  5.3 Bull Run reserves the right to prepay all or any portion of this payment obligation contained in Section 5 at any time and from time to time without penalty. Prepayment shall be applied first to all accrued unpaid interest, and then to principal, and does not require the payment of interest which has not accrued as of the date of the prepayment.

                  5.4 If (i) there should be a default in the payment of interest or principal due under this Settlement Agreement and such default shall continue for five (5) days after written notice has been sent by telecopy or overnight delivery of such default by Rawlings to Bull Run at Bull Run's last known address, or (ii) Bull Run should make an assignment for the benefit of creditors, or (iii) attachment or garnishment proceedings are commenced against Bull Run or any other person liable hereon, or (iv) a receiver, trustee or liquidator is appointed over or execution levied upon any property of Bull Run, or (v) proceedings are instituted by or against Bull Run or any other person liable hereon under any bankruptcy, insolvency, reorganization, receivership or other law relating to the relief of debtors from time to time in effect, including without limitation the United States Bankruptcy Code, as amended, or
(vi) Bull Run liquidates or dissolves, or (vii) there is a breach or default by Bull Run of the Standstill Agreement and such breach or default shall continue for five (5) days after written notice has been sent by telecopy or overnight delivery of such breach or default by Rawlings to Bull Run at Bull Run's last known address, then, and in each such event, Rawlings may, at its option, without notice or demand, declare the remaining unpaid principal balance of this Settlement Agreement and all accrued interest thereon immediately due and payable in full.

                  5.5 All payments made hereunder shall be made in lawful currency of the United States of America in immediately available funds by wire transfer pursuant to the instructions attached hereto as Exhibit B, or at such other place as Rawlings may designate in writing. All payments made hereunder, whether a scheduled installment, prepayment, or payment as a result of acceleration, shall be allocated first to accrued but unpaid interest and then to installments of principal remaining outstanding hereunder first to principal amounts overdue then to principal amounts currently due and then to installments of principal due in the future in the inverse order of their maturity.

                  5.6 Bull Run agrees to pay all reasonable costs of collection, including reasonable attorneys' fees, paid or incurred by Rawlings in enforcing the obligations contained in this Section 5 or the rights and remedies herein provided.

                  5.7 Bull Run hereby waives demand of payment, presentment for payment, protest, notice of nonpayment or dishonor and any and all other notices and demands whatsoever, and any and all delays or lack of diligence in the collection hereof.

                  5.8 Rawlings may sell, assign, pledge or otherwise transfer all or any portion of its interest in the obligations contained in this
Section 5 at any time or from time to time without prior notice to or consent of and without releasing any party liable or becoming liable hereon.

         6.       Restriction on Transfer.

                  6.1 The parties agree that Bull Run shall not, as set forth in this Settlement Agreement, have the right or power to sell or assign any shares of Rawlings securities now or hereafter held by Bull Run, including the Bull Run Securities, until the payments required under Section 5 hereof have been paid in full. The parties hereto agree that the Bull Run Securities are unique, that failure to perform the obligations provided by this Settlement Agreement shall result in irreparable damage, and that specific performance of these obligations may be obtained by suit in equity. Nothing in this Section 6.1 shall in any way impair or impede the ability of any bank or financial institution having a security interest in the Bull Run Securities from exercising its rights to such collateral, including without limitation, selling the Bull Run Securities in a private or public foreclosure sale.

                  6.2 The parties agree that any sale, exchange, delivery or assignment, disposition, bequeath or gift, pledge, mortgage, hypothecation or transfer of any shares of Rawlings securities now owned or hereafter acquired by Bull Run, including the Bull Run Securities, which is made in violation of this Settlement Agreement shall be void and of no force and effect.

                  6.3 The parties agree that in order to enforce the covenant stated in Section 6.1 above, Rawlings may impose stop-transfer instructions with respect to the Bull Run Securities held by Bull Run until the payments required under Section 5 hereof have been paid in full.

         7. Termination of Marketing Agreement. Effective as of the date hereof, Rawlings and HCI agree that the Marketing Agreement shall be terminated and of no further force and effect.

         8.       Miscellaneous.

                  8.1 The parties hereto and their respective heirs, executors, administrators, successors, transferees, trustees, personal representatives and assigns will execute all required or necessary instruments in writing and will take all other actions necessary or appropriate to carry out the purposes and intentions of the parties as expressed in this Settlement Agreement.

                  8.2 The parties agree and acknowledge that this Settlement Agreement and the provisions hereof are contractual in nature and not mere recitals.

                  8.3 Strict compliance shall be required with each and every provision of this Settlement Agreement.

                  8.4 The Parties acknowledge that they have been represented by legal counsel of their own choice in this matter through all phases of this Settlement Agreement and negotiations which preceded the execution of this Settlement Agreement, and agree to pay all of their own legal fees, expenses, and costs in connection with this Settlement Agreement.

                  8.5 This Settlement Agreement constitutes the entire agreement and understanding between the parties.

                  8.6 This Settlement Agreement shall become effective only upon execution of each and all of the parties. This Settlement Agreement may be executed in one or more counterparts, and any agreement bearing the original, whether on one or more pages, shall be considered an original.

                  8.7 This Settlement Agreement is executed under the laws of Missouri and shall be governed under the laws of Missouri.

                  8.8 Each person executing this Settlement Agreement on behalf of Rawlings, Bull Run, or HCI represents and warrants that he or she is a duly authorized officer or representative of the party on whose behalf he or she is executing this Settlement Agreement, that he or she has the authority to bind such party to the terms of this Settlement Agreement, and that he or she has been authorized to execute this Settlement Agreement.

                  8.9 Section headings in this Settlement Agreement are included herein for convenience of reference only and shall not constitute a part of this Settlement Agreement for any other purpose.

         IN WITNESS WHEREOF, the parties EXPRESSLY INTENDING TO BE LEGALLY BOUND HEREBY, have executed this Settlement Agreement and Mutual Release as of the day and year first above written.


                                   RAWLINGS SPORTING GOODS COMPANY, INC.



                                   By:  /s/ Stephen M. O'Hara
                                        --------------------------------------
                                        Name: Stephen M. O'Hara
                                        Title: Chairman and CEO


                                   BULL RUN CORPORATION



                                   By:  /s/ Robert S. Prather, Jr.
                                        --------------------------------------
                                        Name:  Robert S. Prather, Jr.
                                        Title:  President and CEO


                                   HOST COMMUNICATIONS, INC.



                                   By:  /s/ W. James Host
                                        --------------------------------------
                                        Name:  W. James Host
                                        Title:



                                   /s/ Robert S. Prather, Jr.
                                   -------------------------------------------
                                   Robert S. Prather, Jr.



                                   /s/ W. James Host
                                   -------------------------------------------
                                   W. James Host

                                    EXHIBIT A
                               BULL RUN SECURITIES

              RAWLINGS     RAWLINGS
                STOCK       STOCK
             CERTIFICATE  CERTIFICATE      NUMBER
               NUMBER        DATE        OF SHARES
             -----------  ----------     ---------
                17585      12/04/97        40,000
                17586      12/04/97        40,000
                17602      12/16/97        10,000
                17603      12/16/97        10,000
                17604      12/16/97        10,000
                17605      12/16/01        10,000
                17606      12/16/97        15,000
                17607      12/16/97        20,000
                17608      12/16/97        20,000
                17613      12/18/97        10,000
                17622      12/23/97        10,000
                17623      12/23/97        10,000
                17625      12/26/97        10,000
                17629      12/29/97         5,000
                17630      12/29/97         5,000
                17631      12/29/97         5,000
                17632      12/29/97        10,000
                17634      12/30/97         5,000
                17636      12/31/97         5,000
                17645      01/07/98         5,000
                17646      01/07/98        15,000
                17648      01/08/98         5,000
                17652      01/09/98         5,000
                17653      01/09/98        10,000
                17657      01/12/98         5,000
                17658      01/12/98        10,000
                17659      01/12/98        10,000
                17661      01/13/98         5,000
                17664      01/14/98         5,000
                17665      01/14/98         5,000
                17666      01/14/98        10,000
                17668      01/15/98         5,000
                17675      01/20/98         5,000
                17676      01/20/98        15,000
                17681      01/26/98        10,000
                17682      01/26/98         5,000
                17684      01/26/98         5,000
                17685      01/26/98        10,000
                17686      01/26/98        20,000
                17691      01/27/98         5,000
                17692      01/27/98         5,000
                17693      01/27/98         5,000
                17694      01/27/98         5,000
                17695      01/27/98        15,000
                17763      04/01/98        38,000
                17784      05/07/98        42,500
                17791      05/19/98       276,000
                                        ---------
                                          806,500
                                        =========

                                    EXHIBIT B

                           WIRE TRANSFER INSTRUCTIONS

LaSalle Bank, N.A.

Chicago, IL

ABA   071000505

Account Name:     Rawlings Sporting Goods Company, Inc.

Account Number:   5800184656


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